Exhibit 2.1
AGREEMENT AND PLAN
OF MERGER
DATED AS OF
JUNE 30, 2010
AMONG
CELGENE CORPORATION,
ARTISTRY ACQUISITION CORP.
AND
ABRAXIS BIOSCIENCE, INC.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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TABLE OF DEFINED TERMS

Page

2007 Separation and Distribution Agreement	Section 3.9(f)
2007 Spin-Off	Section 3.9(f)
2007 Tax Allocation Agreement	Section 3.9(f)
Acquisition Proposal	Section 6.3(a)
Affiliate	Section 3.13
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	Section 3.22(a)
Antitrust Approval	Section 7.1(c)
Antitrust Division	Section 6.5(b)
Applicable Exercise Price	Section 2.7(a)(i)
Applicable Jurisdiction	Section 9.14
Applicable SAR Base Amount	Section 2.7(b)(i)
Board of Directors	Section 2.7(e)
Book Entry Shares	Section 2.1(a)(ii)
Business Day	Section 2.2(a)
Cash Consideration	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.3
Certificate of Merger	Section 1.2
Certificates	Section 2.1(a)(ii)
Closing	Section 2.9
Closing Date	Section 2.9
Code	Section 2.8
Company	Preamble
Company Common Stock	Section 2.1(a)(i)
Company Contract	Section 3.3(b)
Company Financial Advisors	Section 3.18
Company Financial Statements	Section 3.4(a)
Company Intellectual Property	Section 3.14(b)
Company Material Adverse Effect	Section 3.1
Company Patents	Section 3.14(e)
Company Permits	Section 3.8
Company SEC Documents	Section 3.4(a)
Company Stock Plan	Section 2.7(a)(i)
Company Stockholder Meeting	Section 6.1(a)
Confidentiality Agreement	Section 6.4
Consent	Section 3.3(c)
Contract	Section 3.3(b)
control	Section 3.13
Copyrights	Section 3.14
CVR	Section 2.1(a)(ii)
CVR Agreement	Recitals
CVR Certificate	Section 2.1(a)(ii)
DGCL	Section 1.1
Disclosure Schedule	Article III
Dissenting Company Shares	Section 2.3
Effective Time	Section 1.2
Effects	Section 3.1

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TABLE OF DEFINED TERMS

Page

Employee	Section 6.6(a)
Employee Benefit Plans	Section 3.10(a)
Employment Practices	Section 3.11(b)
Environmental Laws	Section 3.12(c)
Environmental Liabilities	Section 3.12(c)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(a)
Exchange Act	Article III
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(ii)
Excluded Company Shares	Section 2.1(a)(i)
Exercise Period	Section 2.7(a)(i)
FDA	Section 3.19(a)
FDCA	Section 3.19(a)
Foreign Plan	Section 3.10(h)
FTC	Section 6.5(b)
Governmental Entity	Section 3.3(c)
Hazardous Materials	Section 3.12(c)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
Insurance Policies	Section 3.21
Intellectual Property	Section 3.14
IRS	Section 3.10(b)
Knowledge of Parent	Section 9.15
Knowledge of the Company	Section 9.15
Law	Section 3.3(b)
Leased Real Property	Section 3.16(a)
Liens	Section 3.2(d)
Material Contract	Section 3.17(a)
Material Employment Agreement	Section 3.10(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
Nab®Technology	Section 3.14
NASDAQ	Section 3.1
Non-Competition and Confidentiality Agreement	Recitals
Option	Section 2.7(a)(i)
Options	Section 2.7(a)(i)
Parent	Preamble
Parent Common Stock	Section 2.1(a)(ii)
Parent Financial Statements	Section 4.5(a)
Parent Material Adverse Effect	Section 4.6
Parent Permits	Section 4.10
Parent Plans	Section 6.6(b)
Parent Review Period	Section 6.3(c)
Parent SEC Documents	Section 4.5(a)
Parent Share Cash Value	Section 2.2(e)

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TABLE OF DEFINED TERMS

Page

Patents	Section 3.14
Paying Agent	Section 2.2(a)
Per Share Amount	Section 2.7(a)(i)
Person	Section 9.13
Pharmaceutical Products	Section 3.14
Pipeline Products	Section 3.14
Proceeding	Section 3.7
Product	Section 3.14
Programs	Section 3.19(c)
Proxy Statement/Prospectus	Section 2.2(a)
Real Property	Section 3.16(a)
Registration	Section 3.3(c)
Registration Statement	Section 2.2(a)
Regulatory Authorities	Section 3.19(a)
Regulatory Registrations	Section 3.19(f)
Related Agreements	Recitals
Representatives	Section 6.3(a)
RSU	Section 2.7(c))
RSUs	Section 2.7(c)
SAR	Section 2.7(b)(i)
Sarbanes Oxley Act	Section 3.4(c)
SARs	Section 2.7(b)(i)
Screening Test	Section 3.19(a)
SEC	Section 3.4(a)
Section 16	Section 6.14
Securityholders	Section 2.2(b)
Solvent	Section 4.13
Stock Consideration	Section 2.1(a)(ii)
Stockholder Approval	Section 7.1(a)
Sub	Preamble
Subsidiary	Section 9.12
Superior Proposal	Section 6.3(b)
Surviving Corporation	Section 1.1
Tax	Section 3.9(f)
Tax Return	Section 3.9(f)
Termination Date	Section 8.1(b)(i)
Trade Secrets	Section 3.14
Trademarks	Section 3.14
Transfer Taxes	Section 6.11
Transition Period	Section 6.6(a)
Trust Indenture Act	Section 4.4(c)
Trustee	Recitals
U.S. GAAP	Section 3.1
Voting Agreement	Recitals
WARN Act	Section 3.11(e)(i)
willful and material breach	Section 8.2
Worker	Section 3.11(c)
Workers	Section 3.11(c)

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2010, is entered into by and among Celgene Corporation, a Delaware corporation (“Parent”); Artistry Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and Abraxis BioScience Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have declared the Merger advisable;
WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
WHEREAS, concurrently with the execution of this Agreement, Parent, Sub and certain stockholders of the Company are entering into a voting agreement of even date herewith (the “Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their shares of Company Common Stock (as defined below) in favor of adoption of this Agreement; and
WHEREAS, (i) concurrently with the execution of this Agreement, Parent, Dr. Patrick Soon-Shiong will execute and deliver a Noncompetition and Confidentiality Agreement in substantially the form attached hereto as Exhibit A (the “Noncompetition and Confidentiality Agreement”), which will become effective at the Effective Time (as hereinafter defined), and (ii) as of or prior to the Closing, Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B (the “CVR Agreement” and, together with the Noncompetition and Confidentiality Agreement and the Voting Agreement, the “Related Agreements”); and
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.
Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.
Section 1.3 Certificate of Incorporation. Subject to Section 6.2(a), at the Effective Time, the amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated in a form mutually agreed and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by Law and this Agreement.

Section 1.4 By-laws. Subject to Section 6.2(a), at the Effective Time, the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that all references to Sub therein shall be automatically amended and replaced with references to the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by Law and this Agreement.
Section 1.5 Board of Directors and Officers. The directors of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.
Section 1.6 Effects of Merger. The Merger shall have the effects set forth in the DGCL.
ARTICLE II
CONVERSION OF SHARES
Section 2.1 Conversion of Shares.
(a) Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of shares of capital stock of the Company:
(i) Each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that is held in the treasury of the Company and any shares of Company Common Stock owned by Parent, Sub or any wholly owned subsidiary of Parent or the Company shall be canceled and no consideration shall be delivered in exchange therefor (such shares, the “Excluded Company Shares”).
(ii) Subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares) shall be converted into the right to receive from Parent (1) an amount in cash, without interest, equal to $58.00 (the “Cash Consideration”), (2) 0. 2617 (the “Exchange Ratio”) of a share of common stock, par value $.01 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration”), and (3) one contingent value right (a “CVR”) issued by Parent subject to and in accordance with the CVR Agreement (the consideration contemplated by subclauses (1), (2) and (3) together, the “Merger Consideration”). Each CVR issued as Merger Consideration hereunder will be substantially in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).
All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Company Common Stock, and each holder of non-certificated shares of Company Common Stock represented by book-entry on the records of the Company or the Company’s transfer agent (“Book-Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), without interest.

(b) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
Section 2.2 Payment and Exchange of Certificates.
(a) Prior to the mailing of the proxy statement/prospectus to be included in the registration statement on Form S-4 to be filed by Parent with the SEC (as defined in Section 3.4(a)) to register the shares of Parent Common Stock and CVRs to be issued in connection with the Merger (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”, and such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”), Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of payment of the aggregate Merger Consideration to be paid and delivered to Securityholders (as defined in Section 2.2(b)) under this ARTICLE II. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company at least two Business Days prior to the mailing of the Proxy Statement/Prospectus to the stockholders of the Company. As used herein, “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
(b) At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent (i) cash in an amount sufficient to pay the aggregate Cash Consideration (ii) certificates representing a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of outstanding shares of Company Common Stock held by holders (collectively, the “Securityholders”) of all shares of Company Common Stock (other than Excluded Company Shares and Dissenting Company Shares), and (iii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement in accordance with Section 2.1(a)(ii) to which the Securityholders will become entitled under this ARTICLE II at the Effective Time. Parent further agrees to deposit, or cause to be deposited, with the Paying Agent, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(d). The aggregate amount of such Cash Consideration and other cash amounts, certificates representing shares of Parent Common Stock and CVRs deposited with the Paying Agent is referred to herein as the “Exchange Fund.” The Paying Agent shall cause the Exchange Fund to be (1) held for the benefit of the Securityholders and (2) promptly applied to making the payments and deliveries provided for in this ARTICLE II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, in direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or a combination thereof. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate cash consideration to be paid to Securityholders as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the Securityholders one year after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, Securityholders shall look only to Parent (subject to the terms of this Agreement and to abandoned property, escheat or other similar Laws) as a general creditor for payment of the consideration payable to them under this ARTICLE II, without interest, upon the surrender of any Certificates held by them. Notwithstanding any provision of this Agreement to the contrary, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(c) As soon as practicable (but in any event within two Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock represented by Certificates and to each holder of Book-Entry Shares, other than Excluded Company Shares and Dissenting Company Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon actual delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent and shall be in a form reasonably agreed upon by Parent and the Company prior to the Closing); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost Certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) or transfer of Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.1, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration, cash in lieu of fractional shares payable pursuant to Section 2.2(e) or dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), payable upon the surrender of any Certificate or transfer of Book-Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Certificate and establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the amount of Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.1.
(d) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.2(c). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e) No certificates or scrip representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. For purposes of this Section 2.2(e), all fractional shares to which a single holder of shares of Company Common Stock would be entitled shall be aggregated and calculations shall be rounded to the fourth decimal point. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Paying Agent a cash payment in an amount, rounded up to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) an amount equal to the average of the closing sale prices for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the Effective Time (the “Parent Share Cash Value”).
Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted as described in Section 2.1(a)(ii), and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Company Common Stock held by such holder that were Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice or instrument. The Company shall give Parent the opportunity to participate in and control all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company, on the one hand, and Parent, prior to the Closing, on the other hand, shall not, except with the prior written consent of the other party hereto or pursuant to a court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.
Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable Law. All cash paid (including pursuant to Section 2.2(d) or Section 2.2(e)) and all shares of Parent Common Stock and CVR Certificates issued upon the surrender of Certificates and Book-Entry Shares, in each case in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates and/or such Book-Entry Shares, as applicable.

Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.
Section 2.6 Adjustments. If prior to the Effective Time there is an increase in the number of shares of outstanding Company Common Stock or Company Common Stock subject to outstanding Options or SARs (as each such term is defined in Section 2.7) as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, reorganization, merger, subdivision, spin-off, issuer tender or exchange offer, or other similar transaction, the Cash Merger Consideration, the Exchange Ratio, and any other payments to Securityholders based upon the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration and such other payments.
Section 2.7 Stock Options, RSUs, SARs.
(a) Options.
(i) At least five Business Days prior to the Closing Date, each holder of an outstanding option, whether vested or unvested (individually, an “Option” and collectively, the “Options”), that was granted under any Company stock option or equity incentive plan (“Company Stock Plan”) and that has an exercise price per share of Company Common Stock underlying such Option (the “Applicable Exercise Price”) that is greater than the Per Share Amount shall be provided with written notice that such holder shall, during the period beginning on the date of such notice and ending on the Business Day preceding the Closing Date (the “Exercise Period”), have the right to exercise such Option by providing the Company with a notice of exercise and a cash amount equal to (A) the Applicable Exercise Price, less (B) the Per Share Amount, with such exercise conditioned on the occurrence of the Effective Time. Each Option that is exercised pursuant to this Section 2.7(a)(i) shall be settled at the Effective Time in exchange for, in respect of each share of Company Common Stock subject to such Option, one CVR. Any Option described in this Section 2.7(a)(i) that is not exercised during the Exercise Period shall be cancelled at the Effective Time for no consideration therefor. For purposes of this Agreement, “Per Share Amount” means the sum of (x) the amount obtained by multiplying (1) the Exchange Ratio and (2) the Parent Share Cash Value, with such amount rounded up to the nearest cent, and (y) the Cash Consideration.
(ii) Each Option that remains outstanding immediately prior to the Effective Time and that has an Applicable Exercise Price that is equal to or less than the Per Share Amount shall be cancelled at the Effective Time in exchange for the right of the holder of such Option to receive, for each share of Company Common Stock subject to such Option, (A) an amount in cash, without interest, equal to the excess, if any, of the Per Share Amount over the Applicable Exercise Price, with the aggregate amount of such payment rounded down to the nearest cent, and (B) one CVR.
(b) SARs.
(i) At least five Business Days prior to the Closing Date, each holder of an outstanding stock appreciation right, whether vested or unvested (individually, a “SAR” and collectively, the “SARs”), that was granted under any Company Stock Plan and that has a base appreciation amount (the “Applicable SAR Base Amount”) that is greater than the Per Share Amount shall be provided with written notice that such holder shall have the right to exercise such SAR during the Exercise Period by providing the Company with a notice of exercise and a cash amount equal to (A) the Applicable SAR Base Amount, less (B) the Per Share Amount, with such exercise conditioned on the occurrence of the Effective Time. Each SAR that is exercised pursuant to this Section 2.7(b)(i) shall be settled at the Effective Time in exchange for one CVR. Any SAR described in this Section 2.7(b)(i) that is not exercised during the Exercise Period shall be cancelled at the Effective Time for no consideration therefor.

(ii) Each SAR that remains outstanding immediately prior to the Effective Time and that has an Applicable SAR Base Amount that is equal to or less than the Per Share Amount shall be cancelled at the Effective Time in exchange for the right of the holder of such SAR to receive (A) an amount in cash, without interest, equal to the excess, if any, of the Per Share Amount over the Applicable SAR Base Amount, with the aggregate amount of such payment rounded up to the nearest cent, and (B) one CVR.
(c) RSUs. Each restricted stock unit (individually, an “RSU” and collectively, the “RSUs”) granted by the Company under any Company Stock Plan which is outstanding immediately prior to the Effective Time shall vest as of the Effective Time and shall be cancelled and converted at the Effective Time into the right to receive, and the holder thereof shall be entitled to receive, (i) cash, without interest, equal to the Per Share Amount, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) one CVR.
(d) Payment for Awards. Parent shall pay, or cause the Surviving Corporation to pay through its payroll system, to each holder of Options, SARs and RSUs the cash payments and CVRs subject to and in accordance with this Section 2.7.
(e) Termination of Plans; Determinations by the Board. Each Company Stock Plan shall terminate as of the Effective Time, and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock (or any interest convertible into or exchangeable for such capital stock) of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. At or prior to the Effective Time, the Company’s board of directors (the “Board of Directors”) (or a committee thereof) will (i) adopt amendments to, or make determinations with respect to, the Employee Benefit Plans (as defined in Section 3.10(a)), the Company Stock Plans, and the individual agreements evidencing the grant of Options, SARs and RSUs, as necessary, to implement the provisions of this Section 2.7 and (ii) take such other actions as may be reasonably requested by Parent to implement the provisions of this Section 2.7.
Section 2.8 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Company, any Affiliate thereof (including the Surviving Corporation, as applicable), Trustee or the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts (including shares of Parent Common Stock and CVRs) otherwise payable pursuant to this Agreement or the Related Agreements to any holder of shares of Company Common Stock, Options, SARs or RSUs, such amounts as Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity (as defined in Section 3.3(c)) in accordance with applicable Law and (b) treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Parent, the Company, any Affiliate thereof, Trustee or the Paying Agent, as the case may be.

Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is no later than two Business Days after the day on which the last of the conditions set forth in ARTICLE VII (other than those that can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing is required to occur pursuant to the foregoing is referred to herein as the “Closing Date.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 or any of the Company’s Current Reports on Form 8—K dated after December 31, 2009 filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and provided that any matters required to be disclosed for purposes of Section 3.2(a) (Capital Structure), Section 3.14 (Intellectual Property) and Section 3.17 (Material Contracts) of this Agreement shall be specifically disclosed in sections of the Disclosure Schedule pertaining thereto, or (ii) as set forth in the Disclosure Schedule of the Company delivered concurrent with the execution of this Agreement (the “Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Sub as follows:
Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any change, effect, event, development, occurrence, condition or state of facts (collectively, “Effects”), that, in the aggregate with all other Effects, is, or would reasonably be expected to be, (1) materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) prevent the consummation of the Merger; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect: (a) any Effect relating to, or resulting from, any change or developments in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any Effect caused by acts of terrorism or war or armed hostilities (whether or not declared), (b) any Effect affecting generally any of the industries, geographic areas or business segments in which the Company or any of its Subsidiaries operates, (c) any Effect relating to, or resulting from, any hurricane, earthquake or other natural disasters, (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of the Company Common Stock on the Nasdaq Global Select Market of The NASDAQ Stock Market LLC (“NASDAQ”) (provided, however, that the facts and circumstances giving rise to such Effect that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (e) any Effect

relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any Law (as defined in Section 3.3(b)) or U.S. generally accepted accounting principles (“U.S. GAAP”), after the date of this Agreement, (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of the Company’s or its Subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of the Company or its Subsidiaries or any change in analyst recommendations, for any period (provided, however, that the facts and circumstances giving rise to such failures that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered for purposes of determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (g) any Effect directly relating to, or resulting from, the execution, performance or announcement of this Agreement or the Related Agreements (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of the Company or its Subsidiaries and any pending or threatened Proceeding (as defined in Section 3.7) challenging this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby, or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby or thereby; except that clauses (a), (b), (c) and (e), shall not be applicable with respect to Effects to the extent, but only to the extent, that any such Effects have had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.
Section 3.2 Capital Structure.
(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 6,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on June 25, 2010, (i) 40,403,163 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding, (iii) an aggregate of 1,810,167 shares of Company Common Stock were issuable upon exercise of then outstanding Options and SARs (whether or not exercisable as of such date), and (iv) 939,570 RSUs were outstanding. In addition to the shares of Company Common Stock referred to in clauses (i), (iii) and (iv), as of the close of business on June 25, 2010, 3,472,973 shares of Company Common Stock were available for additional grants under the Company Stock Plans. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and non assessable and free of preemptive rights. All shares of Company Common Stock subject to issuance under the Company Stock Plans, including outstanding Options, SARs and RSUs, will upon issuance be validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. Section 3.2(a) of the Disclosure Schedule sets forth an accurate and complete list of the Options and SARs outstanding as of June 25, 2010 and the exercise or base prices thereof.
(b) Each Option and SAR was validly and properly approved by the Board of Directors (or a duly authorized committee or subcommittee thereof), was granted in compliance in all material respects with all applicable legal requirements and was recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. All Options, SARs and RSUs are in compliance in all material respects with the terms of the applicable Company Stock Plan under which such Options, SARs and RSUs were granted. The Company has not granted any Options or SARs at an exercise or base price that represents a discount from the fair market value of the Company Common Stock underlying such Option or SAR on the date of grant and the Company has disclosed any re-pricing of Options or SARs in the Company Financial Statements.

(c) Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. The Company is not subject to any obligation to repurchase or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (other than the acquisition of Company Common Stock, Options, SARs or RSUs upon the exercise, settlement or forfeiture thereof). From June 25, 2010 to the date of this Agreement, the Company has not (i) issued any shares of Company Common Stock except in connection with the conversion, exercise or settlement of any Options or RSUs or (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Company Common Stock.
(d) All of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests (“Liens”) (other than Liens arising by operation of Law, under securities Laws or under the organizational documents applicable to such Subsidiary of the Company). There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements to which the Company or any of its Subsidiaries is a party (other than with the Company or any of its Subsidiaries) relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity securities of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Section 3.2(d) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) for each Subsidiary of the Company, the name of such Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, of such Subsidiary and (ii) for each Subsidiary of the Company that is not wholly-owned by the Company, the percentage of equity of such Subsidiary owned by the Company or any of its Subsidiaries. No Subsidiary of the Company owns any share of capital stock or other equity security of the Company.
Section 3.3 Authority; Non-Contravention.
(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company, to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Stockholder Approval. The only vote of the stockholders of the Company necessary to approve this Agreement, the Related Agreements, and the transactions contemplated by this Agreement and the Related Agreements is the Stockholder Approval. The Company has duly executed and delivered this Agreement and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. The Board of Directors has unanimously determined that the transactions contemplated by this Agreement, including the Merger, and the Related Agreements, are advisable and fair to, and in the best interest of, the Company and its stockholders, adopted this Agreement, approved the execution of this Agreement, approved and declared advisable the Merger, and resolved to recommend adoption of this Agreement by the holders of shares of Company Common Stock (subject to its right to change its recommendation in accordance with this Agreement).

(b) The execution and delivery of this Agreement and/or any of the Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of the Company, (ii) conflict with, or result in any violation of organizational documents of any of the Subsidiaries of the Company, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or impair the Company’s or any of its Subsidiaries’ rights under, or alter the rights of a third party under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each, a “Contract”) binding on the Company or any of its Subsidiaries or any of their properties or assets (each, a “Company Contract”), except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity (each a “Law”) applicable to the Company or any of its Subsidiaries or their properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) No registration or filing with (each, a “Registration”) or clearance, authorization, consent or approval (each, a “Consent”) of any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof (each, a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Related Agreements by the Company or the consummation by the Company of the Merger or by the Company of the other transactions contemplated hereby or thereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) such as may be required in connection with the Taxes described in Section 6.11 and (v) such other Consents or Registrations the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 SEC Documents.
(a) Since January 1, 2008, the Company has filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) all documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Company SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries in writing for inclusion in the Proxy Statement/Prospectus. Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any pending or unresolved comments from the SEC or any other Governmental Entity with respect to any of the Company SEC Documents.
(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities, obligations or contingencies which (i) are reflected, or for which reserves are established, on the consolidated balance sheet of the Company as of March 31, 2010, (ii) were incurred in the ordinary course of business since March 31, 2010, (iii) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iv) have been incurred in connection with the performance by the Company of its obligations under this Agreement or the transactions contemplated hereby. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money or has guaranteed indebtedness for borrowed money of another Person (other than the Company or a wholly owned Subsidiary of the Company).
(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.
(d) To the Knowledge of the Company, since January 1, 2008 and prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current Board of Directors or any committee thereof or to any current director or executive officer of the Company.

(e) The Company and its Subsidiaries have designed and maintain internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of management and directors of the Company and such Subsidiaries and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Company Contract (including any Company Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Company Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(g) Since January 1, 2009, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
Section 3.5 Proxy Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing expressly for inclusion in any of such documents. The Proxy Statement/Prospectus and the Registration Statement shall each comply in all material respects with the requirements of the Securities Act and the Exchange Act.
Section 3.6 Absence of Certain Events. From March 31, 2010 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their operations in all material respects in the ordinary course of business, (ii) there has not occurred any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(a), (c), (d), (e), (f), (g), (h), (k), (l), (o), (p), (q) or (r).

Section 3.7 Litigation. There is no material suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation or other proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company (as defined in Section 9.14), threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is subject to any writ, judgment, settlement agreement, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8 No Violation of Law. Neither the Company nor any of its Subsidiaries is or since January 1, 2008 has been in material violation of any Law. To the Knowledge of the Company, no material investigation or review by any Governmental Entity is pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries have all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its businesses in all material respects as presently conducted (collectively, the “Company Permits”). None of the Company or any of its Subsidiaries is in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.8 does not relate to matters which are the subject of Section 3.10 or Section 3.12.
Section 3.9 Taxes.
(a) Except as would not be material to the Company, (i) the Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable with respect to such Tax Returns, except with respect to Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected, and have paid over to the appropriate Governmental Entities (or are properly holding for such payment), all Taxes required to be withheld or collected, (iv) neither the Company nor any of its Subsidiaries has received any written notice of any pending or ongoing audit, investigation, assessment, deficiency, or claim with respect to Taxes (including any Taxes described in clause (viii)(B) of this Section 3.9(a)) which remains unresolved, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes subsequent to the date of its most recent respective financial statements other than in the ordinary course of business, (vii) no written claim has been received by the Company or its Subsidiaries from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction, (viii) with the exception of the affiliated group of which the Company is the parent within the meaning of Section 1504 of the Code, neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, (ix) neither the Company nor any of its Subsidiaries is a party to, has participated in, or is currently participating in, a “tax shelter” or “listed transaction” as defined in Section 6111 of the Code or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law, (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in the method of accounting for a taxable period ending on or prior to the Effective Time, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Effective Time, (C) installment sale or open transaction disposition made prior to the Effective Time, or (D) prepaid amount received prior to the Effective Time, and (xi) the Company is not now, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries).
(c) Without regard to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, the 2007 Spin-Off qualified for nonrecognition treatment under Sections 355(a) and 361(c) of the Code. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 or Section 361 of the Code) in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code in any transaction other than the 2007 Spin-Off. Neither the Company or its Subsidiaries, nor any of their respective stockholders, has received, as a result of its rights under Section 3.01 of the 2007 Tax Allocation Agreement or otherwise, any notice of, or is otherwise aware of, any pending or ongoing audit, investigation, review, assessment, deficiency, or claim with respect to Taxes related to the qualification of the 2007 Spin-Off for nonrecognition treatment under Sections 355(a) and 361(c) of the Code.
(d) Neither the Company nor any of its Subsidiaries has any deferred intercompany gain, excess loss account or gain recognition agreement in effect under any applicable U.S., state, local or foreign Tax Law.
(e) None of the Tax Returns of the Company or any of its Subsidiaries contains any position that is, or would be, subject to material penalties under Section 6662 of the Code (or any corresponding provisions of state, local, or foreign Tax Law).
(f) For purposes of this Agreement: “Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not; “Tax Return” means any return, report, declaration, claim or other statement (including attached schedules) relating to Taxes; “2007 Tax Allocation Agreement” means that certain Tax Allocation Agreement entered into by the Company, APP Pharmaceuticals, Inc., APP Pharmaceuticals, LLC and Abraxis BioScience, LLC and dated November 13, 2007; “2007 Separation and Distribution Agreement” means that certain Separation and Distribution Agreement entered into by the Company, APP Pharmaceuticals, Inc., APP Pharmaceuticals, LLC and Abraxis BioScience, LLC and dated November 13, 2007; and “2007 Spin-Off” means the distribution by APP Pharmaceuticals, Inc. to its stockholders, on November 13, 2007, of all of the then-issued and outstanding shares of common stock of the Company pursuant to the 2007 Separation and Distribution Agreement, and the transactions entered into therewith.

Section 3.10 Employee Benefit Plans; ERISA.
(a) Section 3.10(a) of the Disclosure Schedule includes a complete list as of the date of this Agreement of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director, independent contractor or consultant of the Company or its Subsidiaries, or any beneficiary or dependent thereof, that is sponsored or maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any current or potential material liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 6.6 and Section 3.10(h) hereof, any Employee Benefit Plan that is primarily subject to the Laws of any jurisdiction outside of the United States), (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value reasonably likely to be in excess of $200,000 per year or $500,000 in the aggregate; and (iii) any agreement which prohibits the Company or any of its Subsidiaries from terminating the employment of any employee on an at-will basis (which means that their employment cannot be terminated at any time, with or without notice, for any reason or no reason at all and/or they have been granted the right to continued employment by the Company, its Subsidiaries, or any successor) (each agreement referenced in (ii) and (iii), a “Material Employment Agreement”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or its Subsidiaries other than the Employee Benefit Plans or Material Employment Agreements or to make any amendments to any of the Employee Benefit Plans or Material Employment Agreements, and the Company and/or its Subsidiaries, as applicable, have reserved all rights necessary to amend or terminate each Employee Benefit Plan with regard to their respective service providers without the consent of any other person.
(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.
(c) The Company has an IRS determination letter or opinion letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption from Tax that cannot be corrected without material liability.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each Employee Benefit Plan and each Material Employment Agreement has been administered in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws and (ii) neither the Company nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Benefit Plan which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) constitute an event under an Employee Benefit Plan or a Material Employment Agreement that will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or (ii) could reasonably be expected to cause any material amount to fail to be deductible under Section 280G of the Code.
(f) Neither the Company nor any Subsidiary or ERISA Affiliate has ever (i) maintained an Employee Benefit Plan or any other plan, program or arrangement that (A) was subject to Section 412 of the Code or Title IV of ERISA, (B) is a “multiple employer plan” (as defined in Section 210(a) of ERISA), or had any liability with respect to such a plan, program or arrangement or (C) is funded through or maintained by a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(g) Except as required by Law or as provided in a Material Employment Agreement, upon a severance event, no Employee Benefit Plan provides any retiree or post-employment health, disability, life insurance or other welfare benefits (whether or not insured) to any Person.
(h) The term “Foreign Plan” shall mean any Employee Benefit Plan or Material Employment Contract that is maintained pursuant to the laws of any country other than the United States. Each Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Company Financial Statements accurately reflect the material Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied. All material contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing. There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Foreign Plan, there are (A) no pending material investigations by any Governmental Entity, (B) no material claims pending or, to the Knowledge of the Company, threatened in writing (except for claims for benefits payable in the normal operation of such plan) and (C) no material suits or proceedings against such plan or asserting any rights or claims to benefits under such plan.

Section 3.11 Employment Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. As of the date of this Agreement, (i) no such agreement is presently being negotiated by the Company or any of its Subsidiaries, (ii) no labor union, labor organization or works council has made a pending demand of the Company or any of its Subsidiaries for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Company or any of its Subsidiaries presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) to the Knowledge of Company, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries and (v) there are no threatened, labor strikes, slowdowns, work stoppages, lockouts, or any similar activity, by employees of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries has experienced any strike, lockout or work stoppage or other material labor difficulty involving its employees since January 1, 2008.
(b) The Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, and the payment of social security and other Taxes (“Employment Practices”).
(c) Except as indicated in Section 3.11(c) of the Disclosure Schedule, (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened involving any individuals providing services as an employee or independent contractor to the Company and/or any of its Subsidiaries (collectively “Worker” or “Workers”), group of Workers, or individual and (ii) there are no material Proceedings relating to any Employment Practices pending, or to the Knowledge of the Company, threatened, before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company or any of its Subsidiaries pertaining to any Worker, nor, to the Knowledge of the Company, are there any facts or circumstances which would reasonably be expected to give rise to such a claim being made.
(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are delinquent in any material payments to any current or former Worker for any wages, salaries, commissions, bonuses, or other compensation for any services performed by any current or former Worker or for any other amounts required to be reimbursed by the Company or any of its Subsidiaries to any current or former Worker (including vacation, sick leave, other paid time off or severance pay).
(e) (i) The Company and its Subsidiaries are in compliance in all material respects with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority, (ii) neither the Company nor any of its Subsidiaries have taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local law in the United States and (iii) neither the Company nor any of its Subsidiaries have taken any action that resulted in the termination of employment of 50 or more employees or more than 10% of the employees in any country outside of the United States during any 90 day period.

(f) As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, non-disclosure or confidentiality agreement with the Company or any of its Subsidiaries or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
Section 3.12 Environmental Matters.
(a) Except as otherwise set forth in Section 3.12 of the Disclosure Schedule, (i) to the Knowledge of the Company, the Company and its Subsidiaries are and have been since January 1, 2008 in material compliance with all applicable Environmental Laws (as defined in Section 3.12(c)), (ii) there are no pending or, to the Knowledge of the Company, threatened, material Proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of Law, or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (iii) the Company and its Subsidiaries and, to the Knowledge of the Company, Persons whose Environmental Liabilities the Company or its Subsidiaries has or may have retained or assumed by contract or operation of Law are not subject to any material Environmental Liabilities; and (iv) to the Knowledge of the Company, there are no actions, activities, circumstances, conditions, events or incidents, including the release, threatened release or presence of any Hazardous Material (as defined in Section 3.12(c)), which could reasonably be expected to form the basis of any such material Environmental Liability.
(b) The Company has delivered to or otherwise made available for inspection by Parent true, correct and complete copies and results of any reports, studies, analyses, tests or monitoring initiated by the Company or its Subsidiaries since January 1, 2008 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.
(c) As used herein, “Environmental Laws” means any and all Laws concerning pollution, Hazardous Materials (as defined below) or the protection of human health or safety, or the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person (including any entity which is, in whole or in part, a predecessor of such Person), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to the presence, release or threatened release of any Hazardous Materials at any location or which otherwise arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws, including the alleged violation of any Environmental Law. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including hazardous substances, oils, pollutants or contaminants, asbestos, mold, polychlorinated biphenyls and radioactive materials.

(d) The representations and warranties in this Section 3.12 constitute the sole representations and warranties of the Company in this Agreement concerning Environmental Laws and Hazardous Materials.
Section 3.13 Affiliate Transactions. As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Section 3.14 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means any or all of the following in any jurisdiction throughout the world: (i) patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, or the like) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names and Internet domain names (including all registrations or applications for any of the foregoing), together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) copyrights, copyright registrations, and copyright applications (collectively, “Copyrights”); (iv) trade secrets, know-how and other confidential and proprietary information, including product specifications, manufacturing processes, batch records and other documentation outlining manufacturing processes, design of and modifications to machinery necessary for use in the manufacturing process, compounds, formulae, and inventions (“Trade Secrets”); and (v) all other intellectual property or proprietary rights (in each case whether or not subject to statutory registration or protection). For purposes of this Agreement, “Nab® Technology” means (A) any and all methods, techniques, know-how, trade secrets, and other technologies (including manufacturing methods, techniques, know-how, trade secrets, and other technologies) for the noncovalent association of, or related to the association of, any agent (such as a therapeutic or diagnostic agent) with one or more polymers such as carbohydrates or polypeptides (including albumin), (B) any product resulting therefrom, including any intermediate or the Product (as defined in the CVR Agreement), and (C) any methods of using such product; “Product” means the Pharmaceutical Product comprising the chemical compound having a chemical name of 5ß,20-Epoxy-1,2a,4,7ß,10ß,13a-hexahydroxytax-11-en-9-one 4,10-diacetate 2-benzoate 13-ester with (2R,3S)-N-benzoyl-3-phenylisoserine known by the generic name “paclitaxel” and bound to albumin that is in the subject of the New Drug Application No. 21-660 filed with the FDA and subject of the European Medicines Agency Marketing Authorization granted on January 11, 2008, together with all amendments and supplements to such FDA and European Medicines Agency approvals (identified by the Company as ABRAXANE); “Pharmaceutical Products” means all biological and drug candidates, compounds or products being researched, developed, labeled, manufactured, tested, stored, used, sold, offered for sale, imported, and otherwise distributed or commercially exploited by the Company or any of its Subsidiaries; and “Pipeline Products” means COROXANE, nab-docetaxel (ABI-008), nab-rapamycin (ABI-009), nab-17AAG (ABI-010), nab-thiocolchicine dimer (ABI-011), and nab-novel taxane (ABI 013).

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, correct, and complete list (with owner(s), country(ies) or region, registration and application numbers and dates indicated, as applicable) of all U.S. and foreign (i) Patents, (ii) Trademarks that are registered or for which an application for registration is pending, and (iii) Copyrights that are registered or for which an application for registration is pending, in each case that is owned (in whole or in part) by, or licensed to, the Company or its Subsidiaries, in each case as directed to the Product, the Pipeline Products or the Nab® Technology.
(b) The Company or its Subsidiaries owns or has a valid and enforceable right to use or practice the Intellectual Property required to be listed on Section 3.14(a) of the Disclosure Schedule and the Trade Secrets used in connection with the Nab® Technology or necessary for the manufacturing of the Product and the Pipeline Products (collectively, the “Company Intellectual Property”) in all material respects. As of the date hereof, and to the Knowledge of the Company, no Proceedings are pending or threatened against the Company or its Subsidiaries challenging in any material respect the validity, enforceability, use, inventorship, or ownership, or seeking to deny or restrict the use by the Company or its Subsidiaries of, the Company Intellectual Property.
(c) As of the date hereof, and to the Knowledge of the Company, (i) neither the Company nor any Subsidiary nor the operation of their respective businesses (including the use and practice of the Company Intellectual Property, the products and services of the Company and its Subsidiaries, and the research, development, labeling, manufacture, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Product, the Pipeline Products or the Nab®Technology) infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property of any other Person; and (ii) no Proceeding is pending or threatened, and no third party is asserting or threatening to assert, a claim of such infringement, dilution, misappropriation or violation against the Company.
(d) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating, or otherwise violating in any material respect any Company Intellectual Property, and the Company has not asserted or threatened to assert a claim of such infringement, dilution, misappropriation or violation against any third party.
(e) To the Knowledge of the Company, as of the date hereof, (i) none of the Company Intellectual Property that consists of Patents (the “Company Patents”) is the subject of any litigation, reissue, interference, reexamination, or opposition, (ii) the Company and its Subsidiaries have not received any written notice that any such proceeding will hereafter be commenced, (iii) the issued Company Patents are subsisting and have not been declared invalid and/or unenforceable, and (iv) the Company Patents have been prosecuted in compliance in all material respects with all applicable Laws. The Company Patents listed in the FDA’s Orange Book with respect to New Drug Application No. 21-660 for the Product cover the Product; and U.S. Patent Application No. 11/553,339, when issued, will be listed and is properly listable in the FDA’s Orange Book with respect to such New Drug Application.
(f) All current and former employees of, and all consultants and independent contractors to, the Company and its Subsidiaries who have contributed in any material respect to the creation or development of any Company Intellectual Property owned by the Company or any of its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement regarding the assignment to the Company or its Subsidiaries of any Intellectual Property rights arising from services performed for the Company or its Subsidiaries by such Persons, the current forms of which agreements have been made available to Parent. All current and former employees of, and all consultants and independent contractors to, the Company and its Subsidiaries, and all other Persons, with access to the Company’s and its Subsidiaries’ Trade Secrets included in the Company Intellectual Property owned by the Company or any of its Subsidiaries are parties to written agreements under which each is obligated to maintain the confidentiality of such Trade Secrets of the Company and its Subsidiaries and not to use such Trade Secrets except as authorized by the Company or its Subsidiaries. To the Knowledge of the Company, none of such employees, consultants, contractors or other Persons is in violation in any material respect of such inventions or confidentiality agreements. To the Knowledge of the Company, no current or former employee, stockholder, consultant, contractor, or independent contractor of the Company or its Subsidiaries owns or claims any rights in (nor has any of them made application for) any Company Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property, including such measures to protect the secrecy and confidentiality of the Company’s and its Subsidiaries’ Trade Secrets included in the Company Intellectual Property.
(h) All manufacturing operations conducted by, or, to the Knowledge of the Company, for the benefit of, the Company and its Subsidiaries with respect to any Product or Pipeline Product and all manufacturing facilities of the Company or its Subsidiaries have since January 1, 2008 been and are being conducted in all material respects in accordance with the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for products sold in the United States and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States. The Company has sufficient capacity and capability and all Regulatory Registrations and Company Permits necessary as of the date of this Agreement to manufacture the Product in sufficient quantities, taking into account safety stock, to meet the current and the Company’s expected demand for the Product for the next 12 months in all countries where it is sold.
Section 3.15 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement. The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent and Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Section 203 of the DGCL.
Section 3.16 Title to Properties; Assets/Services.
(a) The Company and its Subsidiaries have valid and legal title to, a leasehold interest in, license or easement in the real and personal properties as reflected in the Company’s consolidated balance sheet as of March 31, 2010, except for properties and assets that have been disposed of in the ordinary course of business since March 31, 2010, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent and for which adequate reserves have been established in accordance with GAAP on the books and records of the Company; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or are being contested in good faith; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business securing obligations for sums that are not yet due and payable or are being contested in good faith; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; or (vi) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the business subject thereto or affected thereby, or materially interfere with or materially adversely affect or impair the present and continued use of the property subject thereto or affected thereby, or otherwise materially impair the operations of the Company or any of its Subsidiaries (in the manner presently carried on by the Company and its Subsidiaries). Section 3.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and each of its Subsidiaries and the location of such properties (collectively, the “Real Property”). All Real Property leased or subleased by the Company or its Subsidiaries is referred to herein as the “Leased Real Property.”

(b) As of the date of this Agreement, there are no material leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any Real Property and Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries have a valid and subsisting leasehold estate in and the right to quiet enjoyment of each Leased Real Property for the full term of the lease or sublease creating such interest. As of the date of this Agreement, to the Knowledge of the Company there are no eminent domain, condemnation or other similar actions or proceedings pending or threatened with respect to any of the Real Property by any Governmental Entity having jurisdiction over any such Real Property. As currently operated and maintained, each of the Real Properties is in compliance in all material respects with all federal, state and local Law applicable to each such Real Property.
Section 3.17 Material Contracts.
(a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Company Contracts, together with all amendments thereto: (i) each Company Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries or any of the Company’s current or future Affiliates to sell products in or otherwise compete in any geographic area or line of business; (ii) any Company Contract pursuant to which any Person provides manufacturing services involving the Product, any Pipeline Product or any product using Nab® Technology for the Company or any of its Subsidiaries, (iii) each Company Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any license to use or exploit, covenant not to sue, immunity from suit or similar rights under any Intellectual Property of a third party that, in each case, is related to the Product, any Pipeline Product, or the Nab® Technology; (iv) each Company Contract pursuant to which raw materials are supplied, or equipment is supplied or leased, to the Company or any of its Subsidiaries (excluding purchase orders given or received in the ordinary course of business), in each case relating to any key component or manufacturing involved in the compounding or formulation of the Product or any products using Nab® Technology; (v) each Company Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses relating to the Product, any Pipeline Product, or the Nab® Technology; (vi) each Company Contract providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid, the balance of which exceeds $5,000,000 as of the date of this Agreement; and (vii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that were required to be filed with or furnished to the SEC prior to the date of this Agreement. Each Company Contract (A) of the type described in Section 3.17(a) of the Disclosure Schedule, whether or not disclosed in response to this Section 3.17(a), or referred to in Section 3.17(b), whether or not provided or publicly filed, and (B) entered into after the date of this Agreement and of the type required to be described in Section 3.17(a) or referred to in Section 3.17(b), whether or not provided or publicly filed of the Disclosure Schedule if such Company Contract were in effect as of the date of this Agreement, is referred to herein as a “Material Contract.”

(b) The Company has provided to Parent or publicly filed with the SEC true and complete copies of each Company Contact referred to in Section 3.17(a) and each of the following Company Contacts, in each case that are in effect as of the date of this Agreement: (i) each Company Contract with customers (excluding purchase orders given or received in the ordinary course of business) under which the Company or any of its Subsidiaries received in excess of $10,000,000 in 2009 or is expected to receive in excess of $10,000,000 in 2010 or any year thereafter; (ii) each Company Contract pursuant to which the Company or any of its Subsidiaries occupies Leased Real Property and under which the Company or any of its Subsidiaries is required to pay an annual rental in excess of $5,000,000 in 2010 or any year thereafter; and (iii) each Company Contract for any joint venture (whether in partnership, limited liability company or other organizational form), co-promote agreements or co-branding agreements (other than distribution agreements) or agreements pursuant to which the Company or any of its Subsidiaries permitted distribution of the Product or the Pipeline Products under another party’s name or trademarks.
(c) All Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that (i) such Material Contracts have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any such Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under the provisions of any Material Contract, except in each case for those violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. Prior to the date of this Agreement, the Company and its Subsidiaries have not received any written claims for indemnification pursuant to the 2007 Separation and Distribution Agreement.
Section 3.18 Opinion of Financial Advisors. The Company’s financial advisors, Goldman, Sachs & Co., Lazard, Freres & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisors”), have each delivered to the Board of Directors an opinion, to the effect that, as of the date of this Agreement and subject to the matters and assumptions set forth in their respective opinions, the Merger Consideration to be paid to the holders (other than Parent, Patrick Soon-Shiong, M.D. and any of their respective Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The Company will provide, solely for informational purposes, a true, complete and correct copy of such opinions to Parent after receipt thereof in writing by the Company.
Section 3.19 Pharmaceutical Matters.
(a) The Company and its Subsidiaries and to the Knowledge of the Company its respective directors, officers, employees, and agents (while acting in such capacity) are, and at all times have been, in compliance, and the Company’s business (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Product, the Pipeline Products, and the cervical cancer screening test marketed by the Company’s Subsidiary Neodiagnostix, Inc. (the “Screening Test”) and all preclinical studies, clinical trials, and other studies and tests conducted thereon) has been operated in accordance, in all material respects with (i) all applicable Laws of the United States Drug Enforcement Administration, the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General and the United States Food and Drug Administration (the “FDA” and, collectively with other applicable U.S. or foreign drug regulatory authorities, “Regulatory Authorities”), (including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “FDCA”), the Controlled Substances Act (21

U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the applicable laws precluding off-label marketing of drugs, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of prescription drug products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) state pharmaceutical assistance programs and regulations under such Laws, and (v) comparable state and foreign laws. The Company and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Company Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act.
(b) Neither the Company nor any of its Subsidiaries is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including Medicare and Medicaid; and no employee of the Company or any of its Subsidiaries or to the Knowledge of the Company no consultants or subcontractors of the Company or any of its Subsidiaries is excluded or debarred. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment are pending, and the Company has not received written notice that any such claims, actions, proceedings or investigations are threatened against the Company, the Company’s Subsidiaries, or any of their respective officers or key employees.
(c) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries meet all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) that the Company or any of its Subsidiaries participates in or receives payment from, and (ii) there is no investigation, audit, claim review, or other action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which could reasonably be expected to result in the exclusion of the Company’s business from any Program.
(d) Except as set forth on Section 3.19(d) of the Disclosure Schedule, (i) to the Knowledge of the Company, there is no pending action, investigation or inquiry of any type by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against the Company or its Subsidiaries relating to the Product, the Pipeline Products, or the Screening Test; (ii) since January 1, 2008, no Product, Pipeline Product, or Screening Test has been recalled, suspended or discontinued; and (iii) since January 1, 2008, none of the Company or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company or any of its Subsidiaries, under any of the Laws referenced in Section 3.19(a).

(e) To the Knowledge of the Company, there are no facts or circumstances that could reasonably be construed as indicating that marketing approval for the Product will be withdrawn. Neither the Company nor its Subsidiaries has received any written notification, correspondence or any other written communication from the FDA or the European Medicines Agency requesting that the Company or its Subsidiaries make any material change in the labeling of the Product or any Pipeline Product, or indicating that such a request may be made.
(f) Neither the Company nor its Subsidiaries have marketed, sold, offered for sale, or distributed any Pharmaceutical Products other than the Product and the Screening Test. For purposes of this Agreement, “Regulatory Registrations” means all investigational new drug applications, new drug applications, product license application, or biologics license application or similar regulatory applications of the Company and its Subsidiaries that have been submitted to or approved by the FDA or any applicable Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all Regulatory Registrations from the FDA or other Regulatory Authority relating to the Company and its Subsidiaries or their respective business operations and Pharmaceutical Products, when submitted to the FDA or other Regulatory Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Regulatory Authority.
(g) None of the Company or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority.
Section 3.20 Brokers and Finders. The Company has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.
Section 3.21 Insurance. Each of the material insurance policies and material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2009, and prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies and no material claim made since January 1, 2009 that is still pending has been questioned or disputed by the underwriters of such Insurance Policies.

Section 3.22 Anti-Corruption and Anti-Bribery.
(a) For the purposes of this Agreement, the term “Anti-Corruption and Anti-Bribery Laws” shall mean all applicable Laws governing corrupt or illicit business practices, including laws dealing with improper or illegal payments, gifts or gratuities and/or the payment or receipt of money or anything of value directly or indirectly to or from any Person (whether a government official or private individual) for the purpose of illegally inducing any Person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or illegally assisting any Person in obtaining or retaining business or taking any other action favorable to such Person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the United States Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder).
(b) Neither the Company nor its directors, officers, agents, employees, Subsidiaries or Affiliates has, directly or indirectly, (i) used any corporate funds in a manner which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of its Subsidiaries for any reason, (iii) paid, delivered or received any fee, commission or any other sum or money or item of property, however characterized, to or from any finder, principal, agent, governmental official or other party in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its Subsidiaries in violation of any Laws or (iv) made or received any other unlawful payment.
(c) There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Anti-Corruption or Anti-Bribery laws.
(d) The Company has established and maintains a compliance program and internal controls and procedures appropriate to the requirements of the Anti-Corruption and Anti-Bribery Laws.
Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to Parent or Sub, and that all such representations and warranties, other than the representations and warranties of the Company expressly contained in this Agreement, are expressly disclaimed. Neither the Company nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts or other material made available to Parent and Sub in a “data room” or “virtual data room,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to the Company to the extent the Company makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained herein, or (ii) preclude Parent or Sub from seeking any remedy for fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2009, Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 or any of Parent’s Current Reports on Form 8—K dated after December 31, 2009 filed by Parent with the SEC pursuant to the Exchange Act prior to the date of this Agreement but excluding (i) any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (ii) with respect to Section 4.2(a), any disclosures contained or referenced therein, Parent and Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1 Organization, Standing and Power. Each of Parent and Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.2 Capital Structure.
(a) The authorized capital stock of Parent consists of 575,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on May 31, 2010, (i) 459,949,694 shares of Parent Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding, (iii) an aggregate of 40,736,541 shares of Parent Common Stock were issuable upon exercise of then outstanding stock options (whether or not exercisable as of such date) and the vesting of restricted stock units, and (iv) 35,000 shares of Parent Common Stock were issuable upon the exercise of then outstanding warrants. In addition to the shares of Parent Common Stock referred to in clauses (i) and (iii), as of the close of business on May 31, 2010, 20,935,840 shares of Parent Common Stock were available for additional grants under Parent’s stock option or equity incentive plans. All of the outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and non assessable and free of preemptive rights.
(b) Except as otherwise set forth in this Section 4.2, as of the date of this Agreement, Parent has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of Parent or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote. From June 25, 2010 to the date of this Agreement, Parent has not (i) issued any shares of Parent Common Stock except in connection with the conversion, exercise or settlement of any stock options or (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Parent Common Stock other than in the ordinary course of business.
(c) The shares of Parent Common Stock to be issued in the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
Section 4.3 Operations of Sub. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of effecting the Merger. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Authority; Non-Contravention.
(a) Each of Parent and Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Sub of their obligations hereunder or for the consummation of the Merger.
(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the organizational documents of Parent, (ii) conflict with, or result in any violation of the organizational documents of any of Parent’s Subsidiaries, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in this Section 4.3(b) are duly and timely made or obtained, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent and/or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.
(c) No Consents of, or Registrations with, any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of Exchange Act and the Securities Act or the rules of any national securities exchange, (iii) the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if required by Law, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such as may be required in connection with the Taxes described in Section 6.11, and (vi) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the transactions contemplated hereby.

Section 4.5 SEC Documents.
(a) Since January 1, 2008, Parent has filed with, or furnished to, the SEC all documents required to be filed or furnished by Parent under the Securities Act or the Exchange Act (collectively, the “Parent SEC Documents”). As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Parent SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by the Company or its Subsidiaries in writing for inclusion in the Registration Statement. Each of the consolidated financial statements of Parent (including, in each case, any notes thereto) included in Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein). As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any pending or unresolved comments from the SEC or any other Governmental Entity with respect to any of Parent SEC Documents.
(b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities, obligations or contingencies which (i) are reflected, or for which reserves are established, on the consolidated balance sheet of Parent as of March 31, 2010, (ii) were incurred in the ordinary course of business since March 31, 2010, (iii) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (iv) have been incurred in connection with the performance by Parent of its obligations under this Agreement or the transactions contemplated hereby.
(c) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.
(d) To the Knowledge of Parent, since January 1, 2008 and prior to the date of this Agreement, none of Parent, any of its Subsidiaries or any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to Parent’s current board of directors or any committee thereof or to any current director or executive officer of Parent.
(e) Parent and its Subsidiaries have designed and maintain internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances (i) regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with the authorization of management and directors of Parent and such Subsidiaries and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s or its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that Parent files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract binding on Parent or any of its Subsidiaries or any of their properties or assets (including any Contract binding on Parent or any of its Subsidiaries or any of their properties or assets or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other documents required to be filed or furnished by Parent under the Securities Act or the Exchange Act.
(g) Since January 1, 2009, Parent has not received any oral or written notification of any “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
Section 4.6 Absence of Certain Events. From March 31, 2010 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any Effects, that, in the aggregate with all other Effects, is, or would reasonably be expected to be, (1) materially adverse to the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, or (2) prevent the consummation of the Merger; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Parent Material Adverse Effect: (a) any Effect relating to, or resulting from, any change or developments in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including any Effect caused by acts of terrorism or war or armed hostilities (whether or not declared), (b) any Effect affecting generally any of the industries, geographic areas or business segments in which Parent or any of its Subsidiaries operates, (c) any Effect relating to, or resulting from, any hurricane, earthquake or other natural disasters, (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of Parent Common Stock on NASDAQ (provided, however, that the facts and circumstances giving rise to such Effect that are not otherwise excluded from the definition of Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (e) any Effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification or proposal of any Law or U.S. GAAP, after the date of this Agreement, (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of Parent’s or its Subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of Parent or its Subsidiaries or any change in analyst recommendations, for any period (provided, however, that the facts and circumstances giving rise to such failures that are not otherwise excluded from the definition of Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or there would reasonably be expected to be, a Parent Material Adverse Effect may be considered for purposes of determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), or (g) any Effect directly relating to, or resulting from, the execution, performance or announcement of this Agreement or the Related Agreements (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of Parent or its Subsidiaries and any pending or threatened Proceeding challenging this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby, or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby or thereby; except that clauses (a), (b), (c) and (e), shall not be applicable with respect to Effects to the extent, but only to the extent, that any such Effects have had, or would reasonably be expected to have, a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate.
Section 4.7 Proxy Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus at the time the Registration Statement becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in any of such documents.
Section 4.8 Availability of Funds; Parent Common Stock. Parent shall have available at the Closing (i) sufficient funds to pay the Cash Consideration and all amounts payable in lieu of fractional shares pursuant to Section 2.2(e) in respect of all of the then outstanding shares of Company Common Stock, pay all cash amounts payable in respect of then outstanding Options, SARs and RSUs, and pay all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger, and (ii) sufficient authorized but unissued shares of Parent Common Stock to issue the shares of Parent Common Stock to be issued pursuant to Section 2.1(a)(ii). Parent and Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.
Section 4.9 Litigation. There is no Proceeding pending or, to the Knowledge of Parent (as defined in Section 9.15), threatened against Parent or Sub or any of their Subsidiaries or any property or asset of the Parent or Sub or any of their respective Subsidiaries which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Sub is subject to any writ, judgment, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.10 No Violation of Law. Except for which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries is or since January 1, 2008, has been in violation of any Law; (ii) to the Knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or any of its Subsidiaries; (iii) Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its businesses in all material respects as presently conducted (collectively, the “Parent Permits”); and (iv) none of Parent or any of its Subsidiaries is in violation of the terms of any Parent Permit.

Section 4.11 Brokers and Finders. No broker, investment banker or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.
Section 4.12 Ownership of Shares. As of the date of this Agreement, none of Parent, Sub or their respective Affiliates owns (beneficially or of record) any shares of Company Common Stock, and none of Parent, Sub or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
Section 4.13 Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, and the payment of the aggregate cash consideration payable to the Securityholders pursuant to ARTICLE II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, and (b) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 4.14 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to the Company, and that all such representations and warranties, other than the representations and warranties of Parent and Sub expressly contained in this Agreement, are expressly disclaimed. Neither Parent, Sub nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to Parent or Sub to the extent Parent or Sub makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained herein, or (ii) preclude the Company from seeking any remedy for fraud.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement, as consented in writing by Parent, as set forth in the Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement or (y) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having significant business dealings with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable Law, and subject to the provisions of ARTICLE VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
(a) (i) split, combine, reclassify, subdivide or amend the terms of any of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock or enter into any agreement with respect to the voting or registration of any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for shares of its capital stock; provided that (A) the Company may acquire Options, RSUs and SARs upon their exercise, settlement or forfeiture and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;
(b) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of its capital stock, other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of its capital stock, such other equity securities or such convertible securities (provided that the Company may issue shares of Company Common Stock upon exercise of Options and/or vesting of RSUs);
(c) amend the Company’s certificate of incorporation or by-laws or other organizational documents of the Company or its Subsidiaries;
(d) merge or consolidate with any other Person, except for any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any of its wholly-owned Subsidiaries;
(e) make any acquisition or agree to make any acquisition of any business, by merger or otherwise;
(f) transfer, sell, lease, license, dispose of or encumber, or agree to transfer, sell, lease, license, dispose of or encumber, any of assets of the Company or any of its Subsidiaries that have a value in excess of $1,000,000 individually and $5,000,000 in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business;
(g) except for trade payables of the Company or any of its Subsidiaries incurred in the ordinary course of business, (i) incur any additional indebtedness; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company);

(h) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP (or any interpretation), change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;
(i) waive, settle or compromise any Proceeding, other than waivers, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries of no more than $2,000,000 individually and $6,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
(j) (i) terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Employee Benefit Plans or employment agreements (or any plan or arrangement that would be a Company Stock Plan, Employee Benefit Plan or employment agreement if in existence on the date hereof) or increase the salary, wage, bonus or other compensation of any directors or employee of the Company or any of its Subsidiaries except (A) with respect to employees with a designation or title that is below the level of “Vice President,” or the equivalent, increases in compensation in connection with annual performance and salary reviews or upon promotion, payment of annual bonuses or non-material increases in benefits, in each case, in the ordinary course of business, (B) for grants of RSUs as permitted under Section 5.1(b) or (C) to the extent required by any of the Employee Benefit Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement; (ii) enter into any severance, change of control, termination or retention arrangements with, or accelerate the compensation or benefits of, any employee or director; (iii) hire any Person or promote any Person (A) to be an officer or an employee with a designation of “Vice President” or above, except to fill a vacancy in the ordinary course of business or (B) with an annual base salary in excess of $200,000, other than Persons hired (x) to replace employees who are no longer with the Company or its Subsidiaries, or (y) to fill vacancies created by employee promotions; or (iv) make or forgive any loan to employees or directors (other than making advances of reasonable travel and other business expenses in the ordinary course of business);
(k) except as required by applicable Law, make or change any material Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;
(l) authorize, recommend, adopt, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(m) make or commit to any capital expenditures in excess of the capital expenditures budget set forth in Section 5.1(m) of the Disclosure Schedule, except to the extent that such excess is not greater than $10,000,000 in the aggregate;

(n) (i) except for Material Contracts of the type described in Section 3.17(b)(i) and entered into in the ordinary course of business with respect to customers and suppliers, enter into, terminate (except at the end of its term) or modify in any material respect any Material Contract (or any contract or agreement that if in existence on the date hereof would be a Material Contract) or waive, release or assign any material rights or claims thereunder, (ii) grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any right, title or interest to, any Intellectual Property, or encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property (other than, in each case, pursuant to any Company Contract that is (A) a material transfer or sponsored research agreement, (B) a clinical trial agreement, or (C) a clinical research agreement entered into with a clinical research organization, in each case, that solely grants non-exclusive rights in the ordinary course of business consistent with past practices), or (iii) divulge, furnish to or make accessible any trade secrets within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;
(o) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries;
(p) enter into, amend or cancel any insurance policies other than in ordinary course of business;
(q) adopt or enter into stockholder rights agreement or “poison pill”;
(r) acquire or dispose of any manufacturing facilities; or
(s) agree in writing or otherwise to take any of the foregoing actions.
Section 5.2 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control of its business and operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Company Stockholder Approval; Proxy Statement.
(a) The Company shall take all lawful action reasonably necessary in accordance with the DGCL and its certificate of incorporation and by-laws to call a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of voting upon the adoption of this Agreement and the approval of the Merger, as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, the Proxy Statement/Prospectus is cleared by the SEC and, if required by Law, the CVR Agreement has been qualified under the Trust Indenture Act. Without limiting the generality of the foregoing, the Company, in consultation with Parent, shall establish a record date for, call, give notice of, convene and shall use its reasonable best efforts to hold the Company Stockholder Meeting within the shortest time period allowed under Law and the rules and regulations of the NASDAQ after the date that the Registration Statement has been declared effective by the SEC. The Board of Directors shall, subject to the provisions of Section 6.3 and their fiduciary duties under applicable Law as determined by the Board of Directors in good faith after consultation with the Company’s outside counsel, recommend to the Company’s stockholders the adoption of this Agreement and approval of the Merger.

(b) As soon as is reasonably practicable (A) Parent, the Company and Sub shall prepare the Registration Statement, which shall include the Proxy Statement/Prospectus, (B) Parent shall file the Registration Statement, and the Company shall file the Proxy Statement/Prospectus, in each case with the SEC, and (C) each party shall cooperate with the other party in the preparation of, and will provide the other party with all information within such party’s control that is required to be included in, the foregoing documents. Each of the parties shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Registration Statement to be declared effective by the SEC, to have the Proxy Statement/Prospectus cleared by the SEC and, if required by Law, to have the CVR Agreement become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. The parties shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Sub and Parent agrees to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus or for additional information and shall supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement or Proxy Statement/Prospectus (or any respective amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by the other party. As soon as practicable and in any event within 10 Business Days after the date that the Registration Statement has been declared effective by the SEC, the Company shall mail the Proxy Statement/Prospectus (including, with the cooperation of Parent, all Company SEC Documents and Company SEC Documents incorporated therein by reference) to the holders of shares of Company Common Stock, soliciting each of the Company’s stockholders to vote in favor of adopting this Agreement and approving the Merger.
(c) Each of the Company, Sub, and Parent shall advise the other party, promptly after it receives notice, after the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of the CVRs issuable in connection with the Merger. If, at any time prior to the Effective Time, any information relating to Sub or the Company or any of their respective Affiliates is discovered by the Company, Sub or Parent that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.
Section 6.2 Directors’ and Officers’ Indemnification.
(a) Parent shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their certificates of incorporation, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the certificate of incorporation, by-laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such officer, director or employee, except as required by applicable Law. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.2.

(b) In addition to and not in limitation of the terms of Section 6.2(a), during the period ending on the sixth anniversary of the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the Effective Time in their capacities as officers, directors, employees or controlling stockholders of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including acts or omissions in connection with such persons serving as an officer or director or in their capacity as a controlling stockholder in any entity if such service was at the request or for the benefit of the Company) or (ii) the negotiation, execution, adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.
(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six year period with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company or the Surviving Corporation may purchase a six-year extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six year period referred to above, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage.
(d) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2 as such fees are incurred upon the written request of any Indemnified Party.
(e) Each Indemnified Party shall, at the cost and expense of Parent, reasonably cooperate with Parent and the Surviving Corporation in the defense of any Proceeding for which indemnification may be sought pursuant to this Section 6.2 and shall furnish, at the cost and expense of Parent, or cause to be furnished records, documents, information and testimony, as may be reasonably requested by Parent in connection therewith.

(f) In the event of any Proceeding for which indemnification may be sought pursuant to this Section 6.2, at the Effective Time, Parent will have the right to control the defense thereof; provided, that any Indemnified Party may participate in such defense with counsel retained by such Indemnified Party reasonably satisfactory to Parent.
(g) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or any other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Parent, the Surviving Corporation and their respective successors and assigns.
(h) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume all of the obligations set forth in this Section 6.2.
Section 6.3 No Solicitation.
(a) Subject to the provisions of this Section 6.3, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonably best efforts to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) of the Company or its Subsidiaries to not, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, a merger, acquisition, consolidation, tender offer, exchange offer or other transaction involving, or any proposal or offer to purchase or acquire in any manner, directly or indirectly, (A) assets (including equity interests of a Company Subsidiary) representing 15% or more of the assets or revenues of the Company and its Subsidiaries taken as a whole, or (B) 15% or more of the voting securities of the Company, other than, in each case, transactions with Parent (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an Acquisition Proposal, or (iv) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which the Company or any Company Subsidiary is a party; provided, that the foregoing shall not prohibit the Board of Directors from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar contract if the Board of Directors determines in good faith that the failure to take such action, would be reasonably likely to constitute a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law. The Company shall (i) immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Parent, Sub or their Representatives) conducted prior to the date of this Agreement by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and (ii) as promptly as reasonably practicable request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such third party be returned or destroyed.

(b) Subject to the provisions of this Section 6.3, the Company may, and may authorize any of its Representatives to, prior to the date on which the Stockholder Approval is obtained, (A) in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a), provide information to such Person (including to potential financing sources of such Person), if the Company receives from such Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.4) is to Parent (it being agreed that the Company shall promptly provide to Parent, in accordance with the terms of the Confidentiality Agreement, any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent); and/or (B) engage in discussions or negotiations with any Person (and such Person’s potential financing sources) who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a), if, in each case, the Board of Directors determines in good faith after consultation with the Company’s financial advisor and outside legal counsel that (1) failure to take this action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law and (2) the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date hereof (for this purpose substituting “60%” for each reference to 15% in the definition of “Acquisition Proposal”) and that the Board of Directors determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) is reasonably expected to be consummated on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the Person making such proposal, and if consummated would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by Parent pursuant to Section 6.3(c)).
(c) The Company shall notify Parent orally and in writing promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice shall include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Company shall keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry. The Company shall provide Parent with at least 36 hours prior notice (or such shorter notice as may be provided to the Board of Directors) of any meeting of the Board of Directors at which the Board of Directors is reasonably expected to determine that an Acquisition Proposal is a Superior Proposal. The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(e) hereof, and any purported termination pursuant thereto shall be void of no force or effect, until after the fifth Business Day following Parent’s receipt from the Company of written notice (i) advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (and attaching a copy of the definitive agreement related thereto, if available) and stating that the Board of Directors intends to exercise its right to terminate this Agreement pursuant to Section 8.1(e). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-Business Day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its Representatives will, if requested by Parent, consider in good faith any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. The Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(e) if Parent has, during the Parent Review Period, made a binding offer that, after consideration of such offer by the Board of Directors in good faith and after consultation with the Company’s financial advisor and outside legal counsel, results in the Board of Directors concluding that such Superior Proposal no longer constitutes a Superior Proposal. In the event of any amendment to the consideration or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(c) with respect to such new written notice (including a new Parent Review Period except that the new Parent Review Period shall be three Business Days).

(d) The Company agrees that any action taken by any of its Subsidiaries or a Representative of the Company or any of its Subsidiaries that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 6.3, shall be deemed to be a breach of this Agreement (including this Section 6.3) by the Company.
(e) Nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors after receiving advice of outside legal counsel, is reasonably likely to be required under applicable Law.
Section 6.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective employees, agents, properties, books, Contracts, commitments and records; provided, however, that such access shall not unreasonably disrupt the Company’s operations, and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Notwithstanding anything to the contrary in this Section 6.4, (x) the Company shall not be required to provide any information which it reasonably believes it may not provide Parent or Sub by reason of applicable Law (including antitrust Laws), which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of Contracts with third parties and (y) with respect to the Trade Secrets included in the Company Intellectual Property, prior to the Effective Time the Company will provide during normal business hours, to not more than three Representatives of Parent selected by Parent, reasonable access to documentation related to Trade Secrets, provided that such individuals execute a separate confidentiality agreement with the Company covering chemistry, manufacturing and controls and related matters in a form substantially identical to the form previously executed by Parent’s employees. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement, dated October 16, 2009 (the “Confidentiality Agreement”), between the Company and Parent.
Section 6.5 Reasonable Best Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Section 3.3(c) and Section 4.4 and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions taken by the Company that are permitted under Section 6.3. Notwithstanding the foregoing, neither Parent or Sub, on the one hand, and the Company, on the other hand, shall be obligated to amend or waive the provisions of any Contract, or obligated to pay any consent or similar fees or payments, unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, none of the parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 10 Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Parent shall use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing and subject to this Section 6.5(b), Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Proceeding, or any impediment under any antitrust Law, competition, or trade regulation Law, which would otherwise have the effect of preventing the consummation of the Merger. Notwithstanding any of the foregoing, nor anything else contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of (i)(A) any assets or businesses of the Company or any of its Subsidiaries or (B) any assets or businesses of Parent or any of its Affiliates or Subsidiaries, in the case of either clause (A) or (B), to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated by this Agreement, or (ii) the Product to the extent such sale, divestiture, disposition, agreement or restriction would have a material adverse effect on the ability of the Company to exploit the Product in the Applicable Jurisdictions. The Company shall agree if, and solely if, requested by Parent, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Merger. Subject to its obligations in Section 6.5(a), Parent shall have the right to determine and direct the strategy and process by which the parties will seek required approvals under antitrust, competition or trade regulation Laws; provided that Parent will consult with and consider in good faith the views of the Company in connection with proceedings under or relating to any such Laws.
Section 6.6 Benefit Plans.
(a) During the period beginning on the Effective Time and ending no earlier than December 31, 2011 (the “Transition Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, each active employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee”) with salary, cash bonus opportunities and employee benefits (including equity-based benefits) that are not materially less favorable in the aggregate than (i) the salary, cash bonus opportunities and employee benefits in effect with respect to such Employee on the date of this Agreement or as increased after the date of this Agreement consistent with the provisions of Section 5.1(j); (ii) the salary, cash bonus opportunities and employee benefits generally provided by Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) from time to time to employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in the country that is such Employee’s principal place of employment who are similarly situated to such Employee in title, rank, tenure (counting tenure with the Company and its Subsidiaries prior to the Effective Time to the extent recognized by the Company or its Subsidiaries prior to the Effective Time and reflected on the books and records of the Company) and job duties; or (iii) any combination of the foregoing (e.g., during the Transition Period, Parent may transition an Employee into one or more of its employee benefit programs while maintaining the Employee’s salary and cash bonus opportunities as in effect immediately prior to the Effective Time); provided, that, (x) for purposes of and subject to this Section 6.6(a), Parent shall determine in its sole discretion the combination of compensation and benefits described in clauses (i) through (iii) to be provided to any Employee during the Transition Period and (y) nothing in this Section 6.6(a) shall be deemed to prohibit Parent from changing the title, rank or job duties of any Employee at any time after the Effective Time.
(b) To the extent that Employees become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then for purposes of determining eligibility to participate and vesting and, with respect to any Parent Plan that provides severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries, in each case except as prohibited by an insurer or service provider under a Parent Plan or by applicable Law; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, subject to the terms of the applicable Parent Plan and applicable Law, Parent shall use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Plan that is a welfare benefit plan in which such Employees may be eligible to participate after the Effective Time and (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Employees are eligible to participate after the Effective Time.

(c) Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, the Company’s 401(k) Retirement Plan. Prior to the Effective Time, the Company shall provide Parent with executed resolutions of the Board of Directors authorizing such termination in a form reasonably acceptable to Parent. The Company shall also take such other actions in furtherance of the termination of the Company’s 401(k) Retirement Plan as Parent may reasonably require.
(d) Nothing contained in this Section 6.6 shall (i) be treated as an amendment of any particular Parent Plan, (ii) give any third party any right to enforce or confer upon the applicability of the provisions of this Section 6.6 or (iii) obligate Parent or any of its Subsidiaries to (A) maintain any particular Employee Benefit Plan or Parent Plan or (B) retain the employment of any particular Employee.
(e) Parent shall, or shall cause the Surviving Corporation to, comply with the provisions set forth on Section 6.6(e) of the Disclosure Schedule.
Section 6.7 Fees and Expenses.
(a) Except as otherwise provided by this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b) Subject to Section 6.7(d), the Company agrees to pay Parent a fee equal to $145,000,000 if:
(i) this Agreement is terminated by (A) the Company pursuant to Section 8.1(e) (in which case, the fee shall be payable at the time of termination) or (B) Parent pursuant to Section 8.1(c)(ii) or Section 8.1(d) (in which case, the fee shall be payable within two Business Days after such termination);
(ii) (x) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), (y) prior to the date upon which the breach giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(c)(i) occurs but after the date hereof, a bona fide Acquisition Proposal (which, for purposes of this Section 6.7(b), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that all references to 15% shall be deemed references to “60%”) for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter);

(iii) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), (y) prior to the date of the Company Stockholder Meeting but after the date hereof, a bona fide Acquisition Proposal for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter); or
(iv) (w) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), (x) prior to such termination, the Antitrust Approval shall have been obtained, (y) prior to such termination but after the date hereof, a bona fide Acquisition Proposal for the Company shall have been publicly announced (other than by Parent or its Affiliates) and (z) within 12 months after such termination either the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal for the Company shall have been consummated (in which case, the fee shall be payable within two Business Days thereafter).
(c) The fee payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds to an account designated in writing by Parent. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in Section 6.7(b), the Company shall pay to Parent or Sub its reasonable documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit together with interest on the amount due at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made hereunder plus 2% per annum.
(d) Parent agrees that, except in the case of fraud or a willful and material breach hereof (as defined in Section 8.2), the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b). In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.7(b).
Section 6.8 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing provisions of this Section 6.8, Parent and the Company and their respective Representatives may make public releases or announcements concerning the transactions contemplated hereby that are not inconsistent with previous press releases or other public statements made by Parent and/or the Company in compliance with this Section 6.8.
Section 6.9 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger in accordance with the terms and subject to the conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10 CVR Agreement. At or prior to the Closing, Parent will duly adopt, execute and deliver, and shall ensure that a duly qualified Trustee executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Trustee.
Section 6.11 Transfer Taxes. Parent shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) resulting from the transactions effected pursuant to this Agreement. The Company shall cooperate with Parent as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.
Section 6.12 Listing. As promptly as practicable after the date hereof, Parent shall prepare and submit to the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs and the shares of Parent Common Stock being issued in the Merger and shall use its reasonable best efforts to cause the CVRs and the shares of Parent Common Stock being issued in the Merger (including any CVRs which may be issued pursuant to Section 2.7(a)(i) and Section 2.7(b)(i)) to be approved for listing (subject to notice of issuance) for trading on the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Effective Time.
Section 6.13 Certain Notices. Subject to compliance with all applicable Laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing upon becoming aware of any Event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent and the Company shall give prompt notice to the other of any Event of which it obtains Knowledge that would be reasonably expected to materially delay or prevent the consummation of the Merger. Furthermore, the Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, upon, to the Knowledge of the Company or the Knowledge of Parent, as applicable (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence of any condition, event or circumstance that would be reasonably expected to result in any of the conditions in Section 7.2(a) or Section 7.3(a) not being met, or (iii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of, or the conditions to the obligations of, the parties hereto under this Agreement.
Section 6.14 Section 16 Matters. Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock, Options, RSUs and SARs pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16. Prior to the Effective Time, Parent’s board of directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.15 State Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States becomes or is deemed to be applicable to the Company, Parent, Sub, the Merger or the Voting Agreement or any other transaction contemplated by this Agreement, the Board of Directors shall take all action necessary to render such Law inapplicable to the foregoing.
Section 6.16 FIRPTA Statement. The Company shall use reasonable best efforts to deliver to Parent on or prior to the Closing Date a statement conforming to the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations.
Section 6.17 Further Actions. The Company shall use reasonable best efforts to take the actions listed on Section 6.17 of the Disclosure Schedule prior to the Effective Time.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL (the “Stockholder Approval”).
(b) No Injunctions or Restraints. No Governmental Entity in an Applicable Jurisdiction shall have issued or entered a temporary restraining order, preliminary or permanent injunction or other order that is in effect and that prohibits the consummation of the Merger.
(c) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated (the “Antitrust Approval”).
(d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect.
Section 7.2 Additional Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all but de minimis respects (which for purposes of this Section 7.2 shall mean 2% or less of the aggregate outstanding shares of Company Common Stock on a fully diluted basis) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(d) Related Agreements. The Related Agreements shall be in full force and effect in accordance with their terms.
Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
(b) Performance of Obligations. Parent and Sub shall have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.
(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(d) CVR Agreement. The CVR Agreement shall have been duly executed and delivered by Parent and the Trustee and be in full force and effect.
(e) Listing. The shares of Parent Common Stock being issued in the Merger shall have been approved for listing (subject to notice of issuance) for trading on NASDAQ.
Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition precedent set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.5.

Section 7.5 Invoking Certain Provisions. If Parent and Sub wish to invoke any of the conditions set forth in Section 7.2 as a basis not to consummate the Merger, Parent or Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied; provided, that if Parent and Sub satisfy the burden of proof that a Company Material Adverse Effect has occurred (without regard to the exclusions applicable thereto), the Company will have the burden of proof to establish that any exclusion in the definition of Company Material Adverse Effect is applicable. If the Company wishes to invoke any of the conditions set forth in Section 7.3 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied; provided, that if the Company satisfies the burden of proof that a Parent Material Adverse Effect has occurred (without regard to the exclusions applicable thereto), Parent will have the burden of proof to establish that any exclusion in the definition of Parent Material Adverse Effect is applicable.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Closing shall not have occurred on or before March 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or
(ii) if any Governmental Entity in an Applicable Jurisdiction shall have issued or entered a permanent injunction or other order that is in effect preventing or prohibiting the consummation of the Merger and such injunction or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.5) has been the cause of, or resulted in, such action; or
(iii) if, upon a vote at a duly held Company Stockholder Meeting (including any postponement or adjournment thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;
(c) by Parent, if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or Section 7.2(b) will not be able to be satisfied prior to or as of the Termination Date (provided that Parent or Sub is not then in breach of any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not then be satisfied), or (ii) the Company breaches or fails to perform in any material respect its obligations under Section 6.3;
(d) by Parent, prior to the Company Stockholder Meeting, if (i) the Board of Directors shall have publicly withdrawn its approval or recommendation of this Agreement or the Merger or shall have publicly recommended to the stockholders of the Company any Acquisition Proposal, or (ii) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Company Stock, has been commenced (other than by Parent or any Affiliate of Parent) and the Board of Directors fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within 10 Business Days of such commencement;

(e) by the Company, prior to the date on which the Stockholder Approval is obtained, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that the Company shall have complied in all material respects with the terms of Section 6.3 and concurrently pays to Parent all amounts payable pursuant to Section 6.7(b); or
(f) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or Section 7.3(b) will not be able to be satisfied prior to or as of the Termination Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).
Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.4, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and provided that nothing herein shall relieve any party from liability for any fraud or willful and material breach hereof. For purposes hereof, a “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by a breaching party with the knowledge (actual or constructive) that the taking of such action would, or would reasonably be expected to, give rise to a breach hereof.
Section 8.3 Amendment. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties at any time before or after receipt of the Stockholder Approval. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements of the other parties or conditions in favor of such party contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the parties contained in this ARTICLE IX, in ARTICLE II and in Section 6.2 and Section 6.6, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.
Section 9.2 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to the Company:
Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553
Attention:       Dr. Patrick Soon-Shiong, Executive Chairman
                       pss@abraxisbio.com
with copies to:
Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553
Attention:      Charles Kim, General Counsel
                      CKim@abraxisbio.com
and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8000
Fax: 212.859.4000
Attention:       Philip Richter, Esq.
                       philip.richter@friedfrank.com
                       Brian Mangino, Esq.
                       brian.mangino@friedfrank.com
If to Parent or Sub:
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2769
Attention:      George Golumbeski, Senior Vice President Business Development
                      ggolumbeski@celgene.com
with copies to:
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2771
Attention:     Thomas Perone, Corporate Counsel
                      tperone@celgene.com
and
Jones Day
3161 Michelson Drive
Suite 800
Irvine, CA 92612
Tel: 949.851.3939
Fax: 949.553.7539

Attention:       Jonn R. Beeson, Esq.
                       jbeeson@jonesday.com
                       Kevin Espinola, Esq.
                      kbespinola@jonesday.com
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9.2.

Section 9.3 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief in any court of the United States or any state having jurisdiction to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by any such court of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. Each of the parties further agrees that it will not oppose, and hereby waives any defense to, the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the parties further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.
Section 9.6 Governing Law.
(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that, except as permitted by Section 9.3, it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery in the State of Delaware.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
Section 9.8 Headings and Table of Contents; Interpretation. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Defined Terms are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
Section 9.9 No Third Party Beneficiaries. Except as provided in Section 2.2(c) (Exchange of Certificates) and Section 6.2 (Directors’ and Officers’ Indemnification) and except for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Sub’s breach of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 9.10 Incorporation of Exhibits. The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
Section 9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.12 Subsidiaries. As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.
Section 9.13 Person. As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity (including Governmental Entity) or group (as defined in the Exchange Act).

Section 9.14 Applicable Jurisdictions. As used in this Agreement, “Applicable Jurisdiction” means any of the United States, the European Union, Canada or Switzerland.
Section 9.15 Knowledge of the Company; Knowledge of Parent. As used in this Agreement, “Knowledge of the Company” means the actual knowledge of the individuals listed in Section 9.14 of the Disclosure Schedule. As used in this Agreement, “Knowledge of Parent” means the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.
Section 9.16 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Parent, Sub, and Company, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
Section 9.17 Tax Reporting. Except to the extent any portion of any CVR Payment (as that term is defined in the CVR Agreement) is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat the Cash Consideration, the Stock Consideration, the CVRs and all CVR Payments for all Tax purposes as consideration for the shares of Common Stock, the Options, the SARs and the RSUs, and none of the parties hereto shall take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

CELGENE CORPORATION
By:	/s/ Robert J. Hugin
	Name:	Robert J. Hugin
	Title:	Chief Executive Officer

ARTISTRY ACQUISITION CORP.
By:	/s/ Sandesh Mahatme
	Name:	Sandesh Mahatme
	Title:	Secretary and Treasurer

ABRAXIS BIOSCIENCE, INC.
By:	/s/ Dr. Patrick Soon-Shiong
	Name:	Dr. Patrick Soon-Shiong
	Title:	Executive Chairman